Exhibit 99.1

For immediate release

AAR REPORTS SECOND QUARTER FISCAL YEAR 2014 RESULTS

•                 Second quarter sales of $540.7 million

•                 Diluted earnings per share of $0.50

•                 Cash flow from operations of $38.8 million, free cash flow of $31.7 million

WOOD DALE, ILLINOIS (December 19, 2013) — AAR (NYSE: AIR) today reported second quarter fiscal year 2014 consolidated sales of $540.7 million and net income of $20.0 million, or $0.50 per diluted share.  For the second quarter of the prior fiscal year, the Company reported sales of $512.8 million and net income of $17.8 million, or $0.44 per diluted share.

“Today we reported strong second quarter FY 2014 results, including record revenue and earnings for this fiscal period,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “Our Aviation Services segment performed well in the quarter, with strong revenue growth, while our Technology Products declined slightly in comparison to prior year.”

Sales in the Aviation Services segment increased 8.7% to $424.7 million, driven by growth in the Company’s supply chain operations, which includes the delivery of two aircraft to the U.S. Marshals Service, increased MRO activity and continued steady demand for airlift support.  During the quarter AAR secured FAA approval to begin MRO operations in Lake Charles and completed its first heavy maintenance check for a customer at this facility, in addition to ramping up a third maintenance line at the Duluth MRO facility.  AAR was also awarded a contract extension through October 2014 for 10 rotary-wing aircraft for the Department of Defense (DoD) and NATO operations in Afghanistan.

Subsequent to the end of the second quarter, the Company announced the following contracts in its Aviation Services segment:

•                  On December 2nd, AAR was awarded a contract to provide fixed-wing support to the U.S. Africa Command.  The contract award is currently under protest by the incumbent operator.

•                 On December 3rd, AAR was awarded by the U.S. Central Command (CENTCOM) an Indefinite Delivery Indefinite Quantity (IDIQ) contract to provide fixed- and rotary-wing support for the Afghan National Security Forces (ANSF).  The Company is awaiting task orders.

•                 On December 11th, AAR announced it has signed a five-year contract to become the sole supplier of consumable and expendable line-item parts for a major commercial airline.

•                 On December 18th, the Company announced it has entered into an exclusive agreement with EATON to supply fluid distribution products to the Defense Logistics Agency.

Second quarter sales in the Technology Products segment were $116.0 million, a decline of 4.9% when compared to the prior year quarter sales of $122.0 million.  During the quarter, the Company experienced lower sales of cargo systems and containers.  AAR was awarded a sole source IDIQ contract to provide specialized containers and shelters for the DoD and federal agencies with anticipated revenues of $200 to $250 million in total over a five-year term.  On December 16th, 2013, AAR closed the previously announced acquisition of the cargo system product line of PFW Aerospace GmbH.

Second quarter sales to commercial customers represented 57% of consolidated sales, compared to 60% of consolidated sales in the second quarter of last year, while sales to government and defense customers represented the balance.  In this quarter, sales to government and defense customers include the delivery of the two aircraft to the U.S. Marshals Service.

Consolidated gross profit margin was 16.8% for the second quarter compared to 17.0% last year due to unfavorable margin mix.  Aviation Services segment gross profit margin was 16.8%, down from 17.2% in the prior year period, and Technology Products gross profit margin improved to 17.0% from 16.4% in the prior year period.

Selling, general and administrative expenses as a percentage of sales were 9.5% for the second quarter compared to 9.9% last year.  The improvement is a result of a combination of higher sales and effective cost management.  Operating income in the second quarter was $40.7 million, a margin of 7.5%, compared to $37.8 million, or 7.4% of sales in the prior year period.

Net interest expense for the quarter decreased to $10.2 million from $10.5 million in the second quarter of last year.  As of November 30, 2013, net debt was reduced by $29 million from the end of the first fiscal quarter of 2014 and by $127 million from November 30, 2012.

During the quarter, the Company generated $38.8 million in cash flow from operations and free cash flow of $31.7 million with Capital Expenditures of $7.1 million. The company paid cash dividends of $3.0 million.

Average diluted share count for the quarter was 39.2 million compared to 41.5 million in the second quarter last year.

Storch continued, “We are pleased with the Company’s performance through the first half of Fiscal Year 2014.  While our third fiscal quarter is subject to seasonal pressure, over the second half of Fiscal Year 2014 we anticipate continued momentum in the commercial side of our Aviation Services segment, while we expect reduced positions and lower revenue from airlift services in Afghanistan.  Further, we are looking at steady performance in our Technology Products segment.”

Storch concluded, “We’ve taken steps to build out our platform in both segments.  The bolt-on acquisition of PFW’s cargo system assets will increase our content on the A320 family of aircraft.  In Aviation Services, we continue to expand our distribution platform as indicated by our recently announced five year contract with a major airline customer and the multi-year agreement with EATON.”

Company Guidance

The Company is adjusting its full year 2014 Revenue guidance from $2.175 to $2.225 billion to $2.100 to $2.150 billion.  The Company is also adjusting its diluted earnings per share guidance from $2.00 to $2.05 per share, to $1.95 to $2.00 per share.  This revision reflects expectations for fewer aircraft positions in the Company’s airlift operations during the second half of the year.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CST on December 19, 2013. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 8:15 p.m. CST on December 19, 2013, until 11:59 p.m. CST on December 26, 2013.

About AAR

AAR CORP. is a global aviation and aerospace company that employs more than 6,000 people in 17 countries. Based in Wood Dale, Illinois, AAR supports commercial, government and defense customers through two operating segments: Aviation Services and Technology Products. AAR’s services include inventory management and parts distribution; aircraft maintenance, repair and overhaul; and expeditionary airlift. AAR’s products include cargo systems and containers; mobility systems and shelters; advanced aerostructures; and command and control systems. More information can be found at www.aarcorp.com.

Contact: John Fortson, Vice President, Chief Financial Officer | (630) 227-2075 |

john.fortson@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2013. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

	Three Months Ended November 30,		Six Months Ended November 30,
Consolidated Statements of Income	2013	2012	2013	2012
(In millions except per share data - unaudited)

Sales	$540.7	$512.8	$1,055.2	$1,063.3
Cost and expenses:
Cost of sales	449.7	425.4	879.5	885.6
Selling, general and administrative	51.1	50.8	98.8	104.1

Earnings from aircraft joint ventures	0.8	1.2	2.0	2.6

Operating income	40.7	37.8	78.9	76.2

(Loss) on extinguishment of debt	—	(0.1)	—	(0.3)

Interest expense	10.5	10.8	21.5	21.4
Interest income	0.3	0.3	0.6	0.7

Income before income tax expense	30.5	27.2	58.0	55.2
Income tax expense	10.5	9.3	20.0	19.0
Net income attributable to AAR and noncontrolling interest	20.0	17.9	38.0	36.2
Income attributable to noncontrolling interest	—	(0.1)	(0.1)	(0.2)
Net income attributable to AAR	$20.0	$17.8	$37.9	$36.0

Earnings per share — Basic	$0.51	$0.45	$0.96	$0.90

Earnings per share — Diluted	$0.50	$0.44	$0.95	$0.89

Share Data:

Average shares outstanding — Basic	38.6	38.2	38.6	38.4
Average shares outstanding — Diluted	39.2	41.5	39.1	41.6

Consolidated Balance Sheet Highlights	November 30, 2013	May 31, 2013
(In millions except per share data)

Cash and cash equivalents	$98.5	$75.3
Current assets	1,082.5	1,033.7
Current liabilities (excluding debt accounts)	285.6	302.6
Net property, plant and equipment	344.4	361.7
Total assets	2,155.9	2,136.9
Total debt	680.8	708.6
Stockholders’ equity	967.2	919.5
Book value per share	$24.42	$23.34
Shares outstanding	39.6	39.4

	Three Months Ended November 30,		Six Months Ended November 30,
Sales By Business Segment	2013	2012	2013	2012
(In millions - unaudited)
Aviation Services	$424.7	$390.8	$818.4	$789.0
Technology Products	116.0	122.0	236.8	274.3
	$540.7	$512.8	$1,055.2	$1,063.3

	Three Months Ended November 30,		Six Months Ended November 30,
Gross Profit by Business Segment	2013	2012	2013	2012
(In millions - unaudited)
Aviation Services	$71.3	$67.4	$136.8	$128.8
Technology Products	19.7	20.0	38.9	48.9
	$91.0	$87.4	$175.7	$177.7

	Three Months Ended November 30,		Six Months Ended November 30,
Diluted Earnings Per Share Calculation	2013	2012	2013	2012
(In millions except per share data - unaudited)

Net income attributable to AAR	$20.0	$17.8	$37.9	$36.0
Add: After-tax interest on convertible debt	—	1.2	—	2.4
Less: Income attributable to participating shares	(0.4)	(0.7)	(0.8)	(1.3)
Net income for diluted EPS calculation	$19.6	$18.3	$37.1	$37.1

Diluted shares outstanding	39.2	41.5	39.1	41.6

Diluted earnings per share	$0.50	$0.44	$0.95	$0.89

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses free cash flow for the three-month period ended November 30, 2013 to evaluate its financial results and trends, and believes it is useful for the reader of this press release.

Three Months Ended November 30,
Free Cash Flow	2013
(In millions - unaudited)
Net cash provided from operating activities	$38.8
Less: Property, plant and equipment expenditures	(7.1)
Free Cash Flow	$31.7

	Three Months Ended November 30,	Three Months Ended August 31,	Three Months Ended November 30,
Net Debt	2013	2013	2012
(In millions - unaudited)
Total debt	$680.8	$702.2	$778.9
Less: Cash and cash equivalents	98.5	90.9	69.2
Net debt	$582.3	$611.3	$709.7